U.S. Department of Health and Human Services

200 Independence Avenue SW

Washington, DC 20201

Office of the Assistant Secretary for Preparedness and Response (ASPR) and Biomedical Advanced Research and Development Authority (BARDA):

It is my understanding that Generex Biotechnology is working with the HHS, ASPR, BARDA, and other government agencies to develop the Ii-Key-SARS-CoV2 peptide vaccine with the goal to begin mass vaccination in the Fall of 2020. This will require the collection of convalescent plasma for the screening and selection of peptides to be included in the final vaccine formulation. This formulation will then be administered as part of an adaptive design protocol in a clinical trial to assess safety and immunogenicity. Concurrently, a similar clinical trial will be conducted in a special population of healthcare workers. Subsequent special population trials will be conducted in pediatric, geriatric, and immunocompromised populations.

On behalf of Tufts Medical Center, please accept this letter as notice of my intent to support Generex Biotechnology and BARDA’s efforts to develop the Ii-Key-SARSCoV-2/COVID-19 vaccine. Although I cannot commit financial support or in-kind services, I am eager to provide clinical trials and laboratory expertise. As resources permit, I am willing to assume a Principal Investigator role for all pediatric trials, assist in the collection of convalescent plasma, and serve as a research site for the immunogenicity, healthcare workers, and special population clinical trials. I recognize the urgent need for vaccine development and am committed to partnering with Generex Biotechnology and BARDA to bring this project forward.

Sincerely,

Jonathan M. Davis, MD

Chief of Newborn Medicine

Vice Chair of Pediatrics

Associate Director, Tufts Clinical and Translational Research Institute

The Floating Hospital for Children at Tufts Medical Center

Professor of Pediatrics, Tufts University School of Medicine

Chair, Neonatology Advisory Committee, Office of Pediatric Therapeutics, FDA

Member, Pediatric Advisory Committee, Office of Pediatric Therapeutics, FDA